Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS 37% INCREASE IN FIRST-QUARTER EPS
UPDATES 2010 OUTLOOK

•	Fully diluted net income per share of $0.78 for the first quarter of fiscal 2010, an increase of 37% compared with the prior-year quarter
•	Revenue for the first quarter increased 1.3% to $581.2 million
•	Comparable store restaurant sales increased 0.6%
•	Comparable store retail sales decreased 4.8%
•	Operating income margin in the first quarter was 6.5% compared with 5.7% in the prior-year quarter

LEBANON, Tenn. -- November 24, 2009 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today reported net income per diluted share of $0.78 for the first quarter of fiscal 2010, compared with $0.57 per diluted share in the first quarter of fiscal 2009, an increase of 36.8%.  Net income for the first quarter of fiscal 2010 was $18.0 million compared with $12.8 million in the first quarter of fiscal 2009, which reflects a 16.7% increase in operating income and lower interest expense.

First-Quarter Fiscal 2010 Results
Revenue
In the first quarter of fiscal 2010, total revenue of $581.2 million represented an increase of 1.3% from the first quarter of fiscal 2009.  Comparable store restaurant sales for the period increased 0.6% over the prior-year period, which included a 2.0% higher average check.  The average menu price increase for the quarter was approximately 2.7% compared with last year.  Comparable store retail sales were down 4.8% for the quarter.  During the quarter, the Company opened three new Cracker Barrel Old Country Store units.  Since the end of the first quarter, the Company has opened two additional stores.  Two more units are planned for the remainder of fiscal 2010.

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Cracker Barrel Reports 37% Increase in First-Quarter EPS

November 24, 2009

Comparable store restaurant and retail sales for the fiscal months of August, September and October and the quarter were as follows:
	August	September	October	First Quarter
Comparable restaurant traffic	-2.8%	-0.8%	-0.6%	-1.4%
Average check	1.9%	1.9%	2.0%	2.0%
Comparable restaurant sales	-0.9%	1.1%	1.4%	0.6%
Comparable retail sales	-6.7%	-2.5%	-5.1%	-4.8%

Operating Income
In the first quarter of fiscal 2010, operating income of $38.0 million was 6.5% of total revenue compared with $32.6 million, or 5.7% of total revenue, in the first quarter of fiscal 2009.  The increase in operating income was the result of higher sales, lower food costs and lower other store operating expenses despite the additional expense from the sale/leaseback completed in the fourth quarter of fiscal 2009 and higher general and administrative expenses.  The increase in general and administrative expense was the result of higher bonus accruals than last year.

Commenting on the first-quarter results, Cracker Barrel Old Country Store, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “These results demonstrate the progress we have made in providing solid value to our guests, which includes exciting new menu choices and an appealing retail assortment. For the first time since the third quarter of fiscal 2008, we reported positive comparable restaurant sales for the quarter. At the same time we continue to outperform the Knapp-Track™ index, most recently by more than three percentage points for guest traffic and almost six percentage points in sales.  In the first quarter, lower food costs, positive sales leverage and lower operating expenses produced significantly better margins at the store operating level compared with a year ago.”

Fiscal 2010 Outlook Update
The Company commented that its outlook for fiscal 2010 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2010 total revenue to be in the range of flat to an increase of approximately 2.0% over revenue in fiscal 2009.  The revenue increase reflects the expected opening of seven new Cracker Barrel units during the year, projected comparable store restaurant sales between a decrease of 0.5% to an increase of 1.0% and comparable store retail sales between a decrease of 2.0% to flat.  Depreciation for the year is expected to be $60 to $62 million.  The Company expects fiscal 2010 operating income margin to be approximately 6.2% to 6.5% compared with 6.0% in fiscal 2009.  Net interest expense is estimated to be $48 to $50 million, and diluted shares outstanding are expected to average approximately 23 million.  The Company expects its full year 2010 effective tax rate to be

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Cracker Barrel Reports 37% Increase in First-Quarter EPS

November 24, 2009

between 27.5% and 28.5%.  Based on the assumptions outlined above, full-year income from continuing operations per diluted share is projected to be in the range of $3.05 to $3.30.  The Company expects capital expenditures during fiscal 2010 to be between $70 and $75 million.

Commenting on the outlook, Mr. Woodhouse said, “We are pleased with our recent quarterly results and I am excited about what we can accomplish going forward. We continue to work on a number of initiatives to simplify our business, provide a better guest experience, and improve our profitability. As we see the positive results of these efforts, I anticipate further progress as our execution becomes more consistent. Meanwhile, the positive momentum we gained in the first quarter leads us to increase our earnings per share guidance for the year.  As the ‘Best Family Dining Restaurant’ in the Restaurants and Institutions ‘Choice in Chains’ consumer survey for 19 consecutive years, we are committed to deliver the genuine Cracker Barrel hospitality that generates strong loyalty to the brand and brings our guests back day-after-day.”

Fiscal 2010 First-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through December 24, 2009.

The Company plans to announce its fiscal 2010 second-quarter earnings and comparable restaurant and retail sales on Tuesday, February 23, 2010.

About Cracker Barrel
Cracker Barrel Old Country Store® restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 593 company-owned locations in 41 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.
CBRL-F
Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or

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Cracker Barrel Reports 37% Increase in First-Quarter EPS

November 24, 2009

implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include our fiscal 2010 outlook and expected number of new units.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s food or products or those of the restaurant industry  in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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Cracker Barrel Reports 37% Increase in First-Quarter EPS

November 24, 2009

       CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	First Quarter Ended
	10/30/09	10/31/08	Percentage Change
Total revenue	$581,183	$573,932	1%
Cost of goods sold	177,471	181,357	(2)
Gross profit	403,712	392,575	3
Labor and other related expenses	224,760	222,433	1
Other store operating expenses	105,466	105,966	0
Store operating income	73,486	64,176	15
General and administrative expenses	35,501	31,618	12
Operating income	37,985	32,558	17
Interest expense	11,770	14,033	(16)
Pretax income	26,215	18,525	42
Provision for income taxes	8,191	5,693	44
Net income	$18,024	$12,832	40

Earnings per share – Basic:
Net income per share	$0.79	$0.57	39

Earnings per share – Diluted:
Net income per share	$0.78	$0.57	37

Weighted average shares:
Basic	22,762,048	22,349,967	2
Diluted	23,136,385	22,666,326	2

Ratio Analysis
Total revenue:
Restaurant	80.3%	79.4%
Retail	19.7	20.6
Total revenue	100.0	100.0
Cost of goods sold	30.5	31.6
Gross profit	69.5	68.4
Labor and other related expenses	38.7	38.7
Other store operating expenses	18.2	18.5
Store operating income	12.6	11.2
General and administrative expenses	6.1	5.5
Operating income	6.5	5.7
Interest expense	2.0	2.5
Pretax income	4.5	3.2
Provision for income taxes	1.4	1.0
Net income	3.1%	2.2%

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Cracker Barrel Reports 37% Increase in First-Quarter EPS

November 24, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	10/30/09	7/31/09
Assets
Cash and cash equivalents	$14,750	$11,609
Other current assets	206,765	186,716
Property and equipment, net	1,001,825	1,001,776
Long-lived assets	46,015	45,080
Total assets	$1,269,355	$1,245,181

Liabilities and Shareholders’ Equity
Current liabilities	$267,173	$264,962
Long-term debt	636,188	638,040
Interest rate swap liability	64,684	61,232
Other long-term obligations	148,860	145,325
Shareholders’ equity	152,450	135,622
Total liabilities and shareholders’ equity	$1,269,355	$1,245,181

Common shares outstanding	22,811,584	22,722,685

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Cracker Barrel Reports 37% Increase in First-Quarter EPS

November 24, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Three Months Ended
	10/30/09	10/31/08

Cash flows from operating activities:
Net income	$18,024	$12,832
Depreciation and amortization	14,118	14,186
Loss on disposition of property and equipment	945	862
Share-based compensation, net of excess tax benefit	2,589	1,721
Net changes in other assets and liabilities	(12,269)	(36,307)
Net cash provided by (used in) operating activities	23,407	(6,706)
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(14,871)	(21,975)
Proceeds from sale of property and equipment	50	728
Net cash used in investing activities	(14,821)	(21,247)
Cash flows from financing activities:
Net (payments) proceeds for credit facilities and other long-term obligations	(1,857)	30,329
Proceeds from exercise of share-based compensation awards	715	870
Excess tax benefit from share-based compensation	324	7
Dividends on common stock	(4,627)	(4,057)
Net cash (used in) provided by financing activities	(5,445)	27,149

Net increase (decrease) in cash and cash equivalents	3,141	(804)
Cash and cash equivalents, beginning of period	11,609	11,978
Cash and cash equivalents, end of period	$14,750	$11,174

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Cracker Barrel Reports 37% Increase in First-Quarter EPS

November 24, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	First Quarter Ended
	10/30/09	10/31/08

Units in operation:
Open at beginning of period	588	577
Opened during period	3	4
Closed during period	--	--
Open at end of period	591	581

Total revenue: (In thousands)
Restaurant	$466,832	$455,967
Retail	114,351	117,965
Total	$581,183	$573,932

Operating weeks:	7,665	7,515

Average unit volume: (In thousands)
Restaurant	$791.8	$788.8
Retail	193.9	204.0
Total	$985.7	$992.8

Q1 2010 vs. Q1 2009

Comparable store sales increase(decrease):
Restaurant	0.6%
Retail	(4.8)%

Number of locations in comparable store base	570

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